Exhibit 10.1

COMPLETE SEPARATION AGREEMENT AND GENERAL RELEASE

This Complete Separation Agreement and General Release (“Agreement”) is being entered into on the date listed on the signature page hereof by and between Peter J.M. Harding (“Harding”) and Westway Group, Inc. (“Company”).  As used herein, Harding and Company are referred to jointly as “Parties” or individually as a “Party.”

WHEREAS, Harding has been employed by Company as its Chief Executive Officer and has served as a member on Company’s Board of Directors;

WHEREAS, the Parties desire to set forth their understandings and mutual agreements with respect to Harding’s separation from Company, his benefits and obligations following his separation from Company, and all other matters between them;

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein, and intending to be legally bound hereby, the Parties agree as follows:

Section 1.              Separation from Company

(a)           Separation Date.  Harding’s employment with Company as Chief Executive Officer terminated effective June 30, 2010 (“Separation Date”).  Harding will receive his regular pay and benefits through the Separation Date.

(b)           Resignation from Board of Directors.  Harding will immediately resign from his position as a member of the Board of Directors of Company, which resignation shall be effective no later than the date Harding executes this Agreement.

Section 2.              Compensation and Benefits Upon Separation

(a)           Severance Payments.  The Company shall pay Harding severance in the amount of four hundred seventy-five thousand dollars ($475,000) (the “Severance”).  The Severance shall be paid in twenty four (24) equal installments over a term of twelve (12) months in accordance with Company’s regular payroll practices and less applicable deductions and withholdings.  Severance payments will commence no later than the second regular payroll cycle of Company following the expiration of the Revocation Period (as defined herein), provided Harding has not revoked the Agreement as provided in Section 5.  Harding acknowledges and agrees that these severance payments are in lieu of, and not in addition to, any other severance or similar payments to which Harding may claim to be entitled under any agreement, plan, policy, practice, or otherwise.

(b)           Prorated 2010 Cash Bonus.  The Company shall pay Harding a prorated 2010 cash bonus in the amount of one million twenty nine thousand, four hundred ninety two dollars ($1,029,492), less applicable deductions and withholdings.  Five hundred fourteen thousand, seven hundred forty six dollars ($514,746) of this prorated 2010 cash bonus, less applicable deductions and withholdings, will be paid within fifteen (15) business

Harding Separation Agreement

days following the expiration of the Revocation Period, provided Harding has not revoked the Agreement as provided in Section 5.  The remaining five hundred fourteen thousand, seven hundred forty six dollars ($514,746) of this prorated 2010 cash bonus, less applicable deductions and withholdings, will be paid at such time as the 2010 bonuses are paid to actively employed executives of the Company, but in no event later than March 15, 2011.

(c)           Payment in Lieu of Restricted Stock.  The Company shall pay Harding a lump sum in the amount of three hundred seventy-two thousand, one hundred eighty-seven dollars ($372,187), less applicable deductions and withholdings, within fifteen (15) business days following the expiration of the Revocation Period, provided Harding has not revoked the Agreement as provided in Section 5.  This payment represents a payment in lieu of the award that would have been granted to Harding in the form of Company restricted common stock following shareholder approval of the Company’s 2010 Incentive Compensation Plan at the Company’s 2010 annual shareholder meeting, based on a grant of one hundred thousand, five hundred ninety-one (100,591) shares of Company restricted common stock at a price per share of three dollars and seventy cents ($3.70).

(d)           Benefits.  For one year following the Separation Date, and to the extent permitted by any applicable plan documents, Company shall continue to permit Harding to participate in the Company pension plan and 401(k), and to receive medical insurance to the same extent as actively employed employees of Company.  The Company shall continue to contribute to the pension plan and 401(k) on Harding’s behalf on the same basis as to actively employed employees of the Company, to the extent permitted by any applicable plan documents and Company policies.  In the event the applicable plan documents or Company policies do not allow Company to continue to contribute to the pension plan and 401(k) on Harding’s behalf following the Separation Date, Company shall pay to Harding, at such times as Company contributes on behalf of actively employed employees, the amounts that it would have contributed on Harding’s behalf to such plans, in an amount not to exceed $50,000 in the aggregate.  In the event the applicable plan documents do not allow Company to permit Harding to continue his medical insurance following the Separation Date, Company will reimburse Harding for the applicable premiums for coverage of Harding and his family under the Company’s health plans for a period of twelve (12) months following the Separation Date, provided that Harding timely and properly elects continuation coverage under the aforementioned plans pursuant to the provisions of COBRA, pays the applicable premiums (and provides proof of such payments satisfactory to Company), and remains eligible for such coverage.

(e)           Cell Phone, Blackberry and Company Car.  For one year following the Separation Date, Harding shall be entitled to retain and use his Company-issued blackberry and his Company-issued car.  Harding shall also be entitled to retain and use his cell phone number without temporal limitation.

(f)            ED&F Man Pension.  The Parties acknowledge that Harding is vested in a pension plan maintained by ED&F Man.  The Company agrees that it will request that ED&F Man, at Harding’s option, pay the full amount of Harding’s pension to Harding or his designee in a single payment at Harding’s instructions, if permitted by law and applicable plan documents.  Harding acknowledges that Company cannot control ED&F Man’s actions or require ED&F Man to pay Harding’s pension as requested.

(g)           No Other Payments.  Except (1) as described in this Section 2, (2) reasonable business expenses incurred by Harding on or before June 30, 2010 and not yet reimbursed, and (3) any unpaid salary and benefits attributable to Harding’s employment prior to July 1, 2010, Harding acknowledges and agrees that he is not entitled to any other compensation, severance, benefits or other payments in connection with his employment or positions with Company or the termination thereof.

Section 3.              Complete General Release of Claims

(a)           Release of Company.  In consideration of the delivery of the payments and other benefits described in this Agreement, Harding unconditionally and irrevocably discharges, releases, and remises the Released Parties (as defined below), jointly and severally, of and from all claims, causes of action, suits, charges, debts, dues, sums of money, attorneys’ fees and costs, accounts, bills, covenants, contracts, torts, agreements, expenses, wages, compensation, promises, damages, judgments, rights, demands, or otherwise (“Claims”), known or unknown, in law or equity, accrued or unaccrued, contingent or noncontingent, arising at any time up to and including the date Harding executes this Agreement, whether or not capable of proof as of the effective date of this Agreement, whether common law or statutory, whether or not now recognized, that Harding or anyone claiming by, through, or under him (including without limitation his heirs, executors, personal representatives, administrators, assigns, and spouse(s)) in any way might have, or could have, against any of the Released Parties.  The Claims released by Harding shall include without limitation, and only by way of example:

(i)            all Claims arising from or relating to Harding’s employment or positions with any of the Released Parties, or the termination thereof;

(ii)           all Claims arising from or relating to any acquisition, ownership, or disposition of common stock or warrants to purchase common stock of the Company;

(iii)          all Claims of employment discrimination or harassment based upon any protected characteristic (such as age, race, color, sex, national origin, religion, and disability/handicap status) arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, 42 U.S.C.

§ 1981, the Louisiana Employment Discrimination Law, and any other similar federal, state or local laws;

(iv)          any and all Claims arising under the Employee Retirement Income Security Act of 1974, as amended, or any benefit plan, policy or program established by the Company;

(v)           any and all Claims under any federal, state or local law relating to the payment of wages or other compensation or the hours of work;

(vi)          any and all Claims under the Sarbanes-Oxley Act or Louisiana Whistleblower Statute;

(vii)         any and all Claims for any compensation in any form whatsoever from the Company (other than as provided in this Agreement), including but not limited to any Claims for wages, bonuses, commissions, equity, vacation pay or other similar remuneration;

(viii)        any and all Claims arising under any contract or agreement, whether written or oral, between the Parties relating to any subject;

(ix)           any and all Claims arising under the common law of any jurisdiction, including, but not limited to, all claims for breach of contract, defamation, interference with contractual/prospective economic advantage, invasion of privacy, promissory estoppel, negligence, breach of the covenant of good faith and fair dealing, fraud, emotional distress, and wrongful discharge/termination; and

(x)            any and all Claims in any jurisdiction growing out of any legal restrictions, expressed or implied, on the Company’s right to terminate or control the employment of its employees.

It is the intention of the Parties that the language relating to the description of Claims in this Section shall be given the broadest possible interpretation permitted by law.  Harding agrees and warrants that he will not hereafter make application for, seek, or accept employment or engagement as an employee, independent contractor, agent, or consultant, with or for Company or any affiliated entity (as defined below), and any denial of such employment or engagement shall be considered legitimate, proper, and nondiscriminatory for all purposes.

As used herein, “Released Parties” shall mean (1) Company; (2) all direct and indirect parents, subsidiaries, affiliates, units, divisions, predecessors, and successors of Company (hereinafter “affiliated entity” or “affiliated entities”); (3) Company’s and any affiliated entity’s past and current employees, officers, directors, partners, agents, owners, shareholders, attorneys, heirs, successors, assigns, predecessors, and legal representatives, in their individual and official capacities; (4) Company’s and any affiliated entity’s insurers, except for the Company’s or any affiliated entity’s D&O and E&O insurance carriers or otherwise as required for the purpose of fulfilling the Company’s obligations under Section 3(c); (5) Company’s and any affiliated entity’s past and present employee benefit plans, as well as the administrators, fiduciaries, affiliates, insurers, and otherwise of all such employee benefit plans; and (6) all other persons, corporations, or other entities who/that might be claimed to be jointly or severally liable with any of the persons or entities named above and with respect to any of the Claims released by this Agreement.

(b)           Release of Harding.  The Company unconditionally and irrevocably discharges, releases, and remises Harding of and from all Claims, known or unknown, in law or equity, accrued or unaccrued, contingent or noncontingent, that the Company or any of the Released Parties or anyone claiming by, through, or under any of them in any way have, might have, or could have, against Harding. It is the intention of the Parties that the scope of the claims released in this Section 3(b) be construed as broadly as the release contained in Section 3(a).

(c)           Indemnity.  Notwithstanding the foregoing releases and anything contained herein to the contrary, the Company agrees to indemnify, defend, and hold Harding harmless against any and all Claims filed by a third party (explicitly excluding any Claims by the Company for enforcement of this Agreement) against or involving Harding arising from or in any way related to Harding’s work on behalf of, or employment or position with, the Company, but only to the extent such Claims are covered by Company’s insurance policies.

(d)           Insurance Claims.  Notwithstanding anything herein to the contrary, the foregoing release by Harding shall not preclude him from filing a claim under the Company’s or any affiliated entity’s insurance policies for any Claim that may be covered under said policies for the period in which Harding was the Chief Executive Officer and member of the Board of Directors of Company.

(e)           Enforcement.  Notwithstanding anything herein to the contrary, the foregoing releases do not release any Party or entity from its obligations imposed by or pursuant to this Agreement, and nothing shall preclude the Parties from seeking to enforce the terms of this Agreement.

Section 4.              Covenants Not to Sue

Harding agrees and covenants not to file, initiate, or join any lawsuit (either individually, with others, or as part of a class), in any forum, pleading, raising, or asserting any Claim(s) barred or released by Section 3 of this Agreement.  If he does so, and the action is found to be barred in whole or in part by this Agreement, Harding agrees to pay the attorneys’ fees and costs, or the proportions thereof, incurred by the applicable Released Party in defending against those Claims that are found to be barred by Section 3 of this Agreement.  Nothing in this Section 4 precludes Harding from challenging the validity of the release in Section 3 under the requirements of the Age Discrimination in Employment Act, and Harding shall not be responsible for reimbursing the attorneys’ fees and costs of the Released Parties in connection with such a challenge to the validity of the release.  Harding, however, acknowledges that the release in Section 3 applies to all Claims that he has under the Age Discrimination in Employment Act, and that, unless the release is held to be invalid, all of Harding’s Claims under that Act shall be extinguished by execution of this Agreement.  Moreover, Harding shall have the right to sue to enforce his rights as an insured under any applicable insurance policy.

The Company agrees and covenants not to file, initiate, or join any lawsuit (either individually, with others, or as part of a class), in any forum, pleading, raising, or asserting any Claim(s) barred or released by Section 3 of this Agreement.  If Company does so, and the action is found to be barred in whole or in part by this Agreement, Company agrees to pay the attorneys’ fees and costs, or the proportions thereof, incurred by Harding in defending against those Claims that are found to be barred by Section 3 of this Agreement.

Section 5.              Acknowledgments

Harding is hereby advised to consult with counsel before executing this Agreement.  Harding hereby acknowledges and understands that he has the right to consider this Agreement, including the General Release contained in Section 3, for a period of twenty-one (21) days prior to execution.  Harding further acknowledges and understands that for seven (7) days following his execution of this Agreement (the “Revocation Period”), Harding may revoke this Agreement by providing written notice to Company in the manner provided in Section 11 of this Agreement.  This Agreement shall not become effective or enforceable until the seven-day revocation period has expired without revocation.

The Parties acknowledge that they are entering into this Agreement freely and voluntarily and without reliance on any promises not expressly contained herein.  The Parties acknowledge that this Agreement has been jointly drafted by counsel for the Parties and that the principle that all ambiguities are to be construed against the drafter does not apply.

Section 6.              Restrictive Covenants

(a)           Non-Competition.  Harding hereby agrees that for a period of eighteen (18) months following the Separation Date and anywhere in the Designated Area (as defined below), he will not, directly or indirectly, alone or in conjunction with any entity, own, manage, operate or control, or participate in the ownership, management, operation or control of, or become associated, as an employee, director, officer, advisor, agent, consultant, principal, partner, member, or independent contractor with, any person or entity that engages in the businesses of (a) providing, marketing, or selling bulk liquid storage or (b) developing, producing, manufacturing, marketing, or selling liquid feed supplements, feed mill molasses products, solid feed supplements, and/or dried molasses products.  Notwithstanding the foregoing, Harding shall be permitted to be employed by any person or entity in a non-executive capacity following the expiration of the one-year anniversary of the Separation Date.  For purposes of the preceding sentence, a “non-executive capacity” means solely in an advisory capacity and not in an operational or managerial capacity and not on a full-time basis.  As used in this Section 6, the term “Designated Area” means (a) the following parishes of Louisiana: West Baton Rouge, Cameron, Vermilion, Iberia, St. Mary, Terrebonne, Lafourche, St. Charles, Jefferson, Plaquemines, St. Bernard, Orleans, St. John, Tangipahoa, St. Tammany, Washington, St. Helena, East Feliciana, West Feliciana, Concordia, Tensas, Madison, East Carroll, Iberville, Ascension, St. James; (b) the following counties in the United States or other applicable subdivisions of Canada: Albany County, NY; Baltimore City County, MD; Pinal County, AZ; Rogers County, OK; Hamilton, Lucas, and Franklin counties, OH; Philadelphia County, PA; Hendry and Duval counties, FL; Rock Island and Cook counties, IL; Castro, Harris, Sherman, Hopkins, and Deaf Smith counties, TX; Imperial and San Joaquin counties, CA; Twin Falls County, ID; Morton and Cass counties, ND; Shelby County, TN; Douglas County, NE; Barren County, KY; Franklin, Grays Harbor, Walla Walla, and King counties, WA; Ramsey County, MN; Stafford County, KS; Plymouth and Woodbury counties, IA; City of Hamilton, Ontario, Canada; Lethbridge County, Alberta, Canada; Montreal, Quebec, Canada; Weyburn, Saskatchewan, Canada; and/or (c) Europe.

(b)           Non-Solicitation of Customers.  Harding hereby agrees that for a period of eighteen (18) months following the Separation Date and anywhere in the Designated Area, he will not, directly or indirectly, alone or in conjunction with any entity, solicit, encourage, or induce any contractor, agent, client, customer, supplier or the like of Company to terminate its/his/her relationship (contractual or otherwise) with Company (in whole or in part), or to refrain from entering into a relationship (contractual or otherwise) with Company, including without limitation any prospective contact, contractor, agent, client, customer, or the like of Company.

(c)           Non-Solicitation of Employees.  Harding hereby agrees that for a period of eighteen (18) months following the Separation Date, he will not, directly or indirectly, (i) solicit for hiring any employee of Company or seek to persuade any employee of Company to discontinue or otherwise modify his or her employment with Company, or (ii) solicit or encourage any independent contractor providing services to Company to terminate or diminish its relationship with Company.  Harding further agrees not to assist any person or entity, directly or indirectly, to engage in conduct prohibited by this Section.

(d)           Protection of Confidential Information.  Harding understands and acknowledges that during Harding’s employment with Company, Harding had been and was making use of, acquiring and/or adding to Company’s Confidential Information (as defined below).  In order to protect the Confidential Information, Harding agrees that for a period of ten (10) years following the Separation Date, he will not in any way utilize or disclose any of the Confidential Information, whether for Harding’s own benefit or the benefit of any person or entity except the Company.  The term “Confidential Information” shall mean any information that is confidential and proprietary to the Company, or of others that do business with Company that Company has received or may during Harding’s tenure receive, including but not limited to the following general categories: (i) trade secrets; (ii) lists and other information about current and prospective customers; (iii) plans or strategies for sales, marketing, business development, or system build-out; (iv) sales and account records; (v) prices or pricing strategy or information; (vi) current and proposed advertising and promotional programs; (vii) engineering and technical data; (viii) methods, systems, techniques, procedures, designs, formulae, inventions and know-how; (ix) personnel information; (x) legal advice and strategies; and (xi) other information of a similar nature not known or made available to the public (other than by breach of this Agreement).  Confidential Information includes any such information that Harding prepared or created during his employment or position with the Company, as well as such information that has been or during Harding’s tenure may be created or prepared by others.  This promise of confidentiality is in addition to any common law or statutory rights of the Company to prevent disclosure of its trade secrets and/or confidential information.  Confidential Information shall not include information that is or becomes publicly known, unless through a breach of this Agreement by Harding or Harding knows such information became publicly known as a result of a breach by any other person or entity of a confidentiality obligation.

(e)           Protection of Intellectual Property.  Harding agrees that any Confidential Information, as well as any idea, invention, copyrightable or patentable work, improvement, technique, design, method, development, product, service, technology, writing, discovery, and the like, whether tangible or intangible, directly or indirectly resulting or arising from, or created through, Company’s business, in which a property interest exists or may exist if asserted under federal, state or international law (hereafter “Intellectual Property”), is the sole and exclusive property of, and Harding hereby assigns all of his interest therein to, Company, with all copyrightable Intellectual Property to be deemed “works for hire” under the federal Copyright Act.  To the extent that Harding retains any interest in such Intellectual Property, Harding further agrees to, at Company’s request and expense, but without additional compensation to Harding, assist Company or its designee in obtaining patents and copyrights therefore that are deemed suitable for United States or foreign letters patent or copyrights and will execute all documents and do all things necessary to obtain letters patent, copyrights, trademarks and trade names, or to otherwise vest Company with full and exclusive title thereto.

(f)            Non-Disparagement.  Neither Harding nor any person acting on his behalf shall disparage or cause to be disparaged, whether directly or indirectly, any of the Released Parties (as previously defined) in any forum or through any medium of communication.  Harding further agrees not to initiate any contact with or respond to any inquiry by the press or other media regarding any of the Released Parties.  Notwithstanding the foregoing, if any Released Party other than a director or officer of the Company makes a disparaging comment about Harding, Harding may respond to such disparaging comment in the same forum or through the same medium of communication as the initial disparaging comment.  No director or officer of the Company shall disparage or cause to be disparaged, whether directly or indirectly, Harding in any forum or through any medium of communication.

(g)           Acknowledgements.  Harding acknowledges and agrees that the restrictions set forth in this Section 6 of this Agreement are critical and necessary to protect Company’s legitimate business interests (including the protection of its Confidential Information); are reasonably drawn to this end with respect to duration, scope, and otherwise; are not unduly burdensome; are not injurious to the public interest; and are supported by adequate consideration.  Harding also acknowledges and agrees that, in the event that he breaches any of the provisions in this Section 6, Company will be entitled to injunctive relief, in addition to any other damages to which it may be entitled, as well as the costs and reasonable attorneys’ fees it incurs in enforcing its rights under this section.  Harding further acknowledges that (i) any breach or claimed breach of the provisions set forth in this Agreement will not be a defense to enforcement of the restrictions set forth in this Section 6 and (ii) Company’s obligations to make any payments or confer any benefit under this Agreement, other than to pay for all compensation and benefits accrued but unpaid up to the Separation Date, will automatically and immediately terminate in the event that Harding breaches any of the obligations in this Section 6.  Nothing in this Section shall be construed to prevent Harding from bringing suit against Company in the event Company exercises its right under the preceding sentence to cease payments and benefits under this Agreement for a breach by Harding of any obligations in this Section 6.  The Parties agree that Harding will be entitled to injunctive relief for a breach of Section 6(f) by any director or officer of Company.

(h)           Modifications By Court.  If any covenant set forth in this Section 6 is deemed invalid or unenforceable for any reason, it is the Parties’ intention that such covenants be equitably reformed or modified only to the extent necessary to render them valid and enforceable in all respects.  In the event that the time period and/or geographic scope referenced above is deemed unreasonable, overbroad, or otherwise invalid, it is the Parties’ intention that the enforcing court reduce or modify the time period and/or geographic scope only to the extent necessary to render such covenants reasonable, valid, and enforceable in all respects.

Section 7.              Return of Company Property

Except as provided in Section 2, Harding agrees immediately to return to Company, and not retain, all of its property, including documents, data, and equipment (and any copies thereof) of any nature and in whatever medium.

Section 8.              Cooperation Following Termination

Harding agrees that, for one (1) year following the Separation Date, he will cooperate fully with Company’s reasonable requests relating to the completion of his pending work on behalf of Company and the orderly transition of such work to such other employees as Company may designate.  Harding further agrees that following the Separation Date he will cooperate fully with Company’s reasonable requests in matters relating to any and all claims, controversies, disputes, or complaints of which he has any knowledge or that may relate to him or his employment with Company, unless he is an adverse party or potentially an adverse party.  Company will reimburse Harding for any reasonable out-of-pocket expenses incurred pursuant to his duties under this Section 8.  Such cooperation includes but is not limited to providing Company with all information known to him related to such claims, controversies, disputes, or complaints and appearing and giving testimony in any forum.

Section 9.              Confidentiality of Agreement

Harding hereby agrees that the background, negotiations and terms of this Agreement are strictly confidential, and Harding will not disclose, directly or indirectly, any information concerning them to any third party, with the exception of Harding’s spouse, and financial and legal advisors, provided that each such third party agrees to keep such information confidential and not disclose it to others.

Section 10.            No Admission Of Wrongdoing

Nothing in this Agreement constitutes or should be construed to constitute an admission or evidence of any liability or fault or wrongdoing on the part of any Party.

Section 11.            Notice

Any notice, request, or other communication required or permitted to be delivered under this Agreement must be in writing and will be considered received as of the date delivered if delivered in person, on the next business day if sent by a nationally recognized overnight courier service, and on the second business day if mailed by registered mail, return receipt requested, postage prepaid.  If to Harding, the notice, request, or other communication must be addressed and sent to Harding at 16 Richmond Place, New Orleans, LA 70115, with a copy to Steven Usdin, 909 Poydras, Ste. 2400, New Orleans, LA 70112, or such other address as Harding furnishes to the Company in accordance with this Section.  If to the Company, the notice, request, or other communication must be addressed to Westway Group, Inc., 365 Canal Street, Suite 2900, New Orleans, LA 70130, Attn: Chief Executive Officer, with a copy to Company’s counsel, Craig Godshall, Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, PA 19104, or to such other address as the Company furnishes to Harding in accordance with this Section.

Section 12.            Governing Law; Arbitration

This Agreement shall be governed by the laws of the State of Louisiana, irrespective of the principles of conflicts of law applicable therein.  The Parties agree to submit to binding arbitration before the American Arbitration Association all claims arising out of or relating to this Agreement.  This arbitration shall take place in New Orleans, Louisiana, under the then prevailing commercial rules of the American Arbitration Association.  If the American Arbitration Association withholds its arbitration services for any reason, then the arbitration will instead be conducted by a bona fide neutral arbitration service provider reasonably acceptable to both Parties.  The arbitrator’s fees shall be split equally between Company and Harding unless the parties agree otherwise.  Company and Harding shall each be responsible for paying their own attorneys’ fees and all other costs they incur related to any arbitration proceeding.  The arbitrator’s decision will be final and binding in accordance with the Federal Arbitration Act.  The arbitrator will not have the right to modify or change any of the terms of this Agreement.

Notwithstanding anything to the contrary, claims under Section 6 of this Agreement need not be submitted to arbitration and may be filed in any court of competent jurisdiction.

Section 13.            Enurement and Assignment

This Agreement shall inure to the benefit of, and be binding upon, the Parties’ heirs, executors, assigns, successors, and legal representatives.  Company, but not Harding, shall have the right to assign its rights or obligations under this Agreement without the written consent of the other Party.

Section 14.            Waiver

The waiver by Company or Harding of a breach of any provision of this Agreement by another Party shall not operate or be construed as a waiver of any subsequent breach.

Section 15.            Severability

If any provision of this Agreement is adjudged to be invalid for whatever reason, such invalidity shall not affect any other clause of this Agreement, and such clauses shall remain in full force and effect.

Section 16.            Entire Agreement; Prior Agreements; Amendment

This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements, oral or written.  This Agreement may not be changed, altered, or otherwise amended except by mutual agreement in writing signed by the Parties.

Section 17.            Section and Paragraph Headings

The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

THE UNDERSIGNED, INTENDING TO BE LEGALLY BOUND BY THE FOREGOING TERMS, HEREBY APPLY THEIR SIGNATURES VOLUNTARILY AND WITH FULL UNDERSTANDING OF THE TERMS OF THIS AGREEMENT AND EXECUTE THIS AGREEMENT AS OF THE DATES SET FORTH BELOW.

/s/ Peter J.M. Harding	June 25, 2010
Peter J.M. Harding	Dated

WESTWAY GROUP, INC.

/s/ Francis P. Jenkins, Jr.		June 25, 2010
By:	Francis P. Jenkins, Jr.	Dated
Title: Chairman